Exhibit 10.1

Execution Version

ENVESTNET, INC.

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”) is made and entered into as of September 22, 2023 (the “Effective Date”), by and between Envestnet, Inc. (“Envestnet”), Envestnet Financial Technologies, Inc. (the “Company”), and Josh Warren (the “Executive”). Envestnet, the Company and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

Unless otherwise defined in the body of this Agreement, capitalized terms shall be defined as provided in Appendix I to this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Agreement Term. The “Agreement Term” shall mean the period commencing on the Effective Date and, unless terminated sooner as provided in Section 6(a) hereof, continuing until the three-year anniversary of the Effective Date, provided that the Agreement Term shall automatically be extended for successive one-year periods unless either party shall give the other written notice of its intention not to extend the Agreement Term at least ninety (90) days prior to the expiration of the then current Agreement Term (the end of the initial three-year period or any subsequent one-year period is the Termination Date). Notwithstanding the foregoing, if a Change in Control occurs prior to the Termination Date, the Agreement Term shall continue until the later to occur of the Termination Date or the last day of the Change in Control Period. Following the end of the Agreement Term, the Executive shall continue to be employed on an “at-will” basis, and the provisions of this Agreement shall no longer apply except to the extent that a provision hereunder specifically continues to apply after the end of the Agreement Term.

2. Position and Duties.

(a) Title; Responsibilities. Between the date the Executive’s employment commences (which will be on or before October 9, 2023) and November 15, 2023 (the “Transition Period”), the Executive will serve as a special advisor to the Chief Executive Officer of Envestnet. During the period of his employment after the Transition Period, the Executive will serve as the Chief Financial Officer of the Company and Envestnet and will have the normal duties, responsibilities and authority of that position, subject to the power of the Company to expand or limit such duties, responsibilities and authority; provided, however, at all times, Executive’s duties, responsibilities and authority shall be commensurate with such duties, responsibilities and authority held by executives in comparable positions in corporations of similar size and scope to the Company in the Company’s industry. The Executive shall report to the Chief Executive Officer of Envestnet. In this trusted, executive position, the Executive will be given access to the Company’s Confidential Information. The Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Executive’s duties and responsibilities hereunder.

(b) Exclusive Employment. During the period of his employment, the Executive shall devote substantially all of the Executive’s full business time to the Executive’s duties and responsibilities set forth above, and may not, without the prior written consent of the CEO, operate, participate in the management, board of directors, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company); provided, however, that, the Executive may (a) engage in civic and charitable activities, (b) own publicly traded securities as a passive investment in such form as to not require any services by the Executive; (c) engage in other personal passive investment activities, in each case, to the extent such activities do not impair, interfere or conflict with the Executive’s performance of the Executive’s duties, or violate the Executive’s obligations, under this Agreement. The Executive represents and warrants to the Company that the Executive is free to accept employment with the Company, and that the Executive has no prior or other commitments or obligations of any kind to anyone else or any entity that would hinder or interfere with the Executive’s acceptance of the Executive’s obligations hereunder or the exercise of the Executive’s best efforts to the performance of the Executive’s duties hereunder.

3. Compensation.

(a) Base Salary. The Executive shall receive a yearly Base Salary under this Agreement in the initial amount of $425,000 per year. The Executive’s Base Salary will be paid by the Company in substantially equal installments in accordance with the Company’s normal payroll practices. The Base Salary will be reviewed annually for possible increase in accordance with the Company’s procedures for the review of compensation of executives at the Executive’s level and any such increased Base Salary shall constitute “Base Salary” for purposes of this Agreement. All amounts payable to the Executive under this Agreement will be subject to all required withholding by the Company.

(b) Annual Non-Equity Incentive Program (“AIP”) and Equity Incentive Compensation. In addition to the Base Salary, Executive shall be eligible for an annual grant of non-equity incentive-based cash compensation (the “AIP Grant”). The target amount of the AIP Grant and applicable performance goals shall be determined by the Compensation Committee of the Board during a meeting in the first quarter of each year; provided that during the Agreement Term, the target AIP Grant for Executive shall be not less than 90% of Base Salary. The actual amount of Executive’s AIP Grant to be paid shall be determined by the Compensation Committee and paid no later than March 15 of the year following the calendar year to which such AIP Grant relates. Executive must remain employed by the Company through the last day of the calendar year in order to receive such AIP Grant, except as provided below in Section 6. For the remaining period for 2023, the Executive shall be eligible to receive an annual bonus payment not less than $94,315 on the date that annual bonus payments are made to other employees of the Company prior to March 15, 2024 subject to the Executive’s employment on the date of such payment.

Executive shall also be eligible, subject to approval of the Compensation Committee, for annual grants of long-term incentive awards (the “Equity Incentive Compensation”) granted pursuant to the Envestnet, Inc. 2010 Long-Term Incentive Plan, or such other long term incentive plan as may be adopted by Envestnet or the Company covering executives at Executive’s level, as in effect from time to time (in either case, the “LTIP”), provided that the amount, form, and performance conditions (if any) of any Equity Incentive Compensation awards shall be as determined by the Compensation Committee in its sole discretion, subject to the terms and conditions of the LTIP and any award agreement.

In consideration of Executive’s agreement to enter this Agreement, and subject to his continued employment through the date of grant, Executive shall receive an Equity Incentive Compensation award grant in February of 2024 with a value equal to $700,000 in Restricted Stock Units (“RSUs”), and $900,000 in Performance-Based Stock Units (“PSUs”) pursuant to the LTIP, with the number of RSUs and PSUs determined by dividing such dollar amount by the closing price of one share of stock of Envestnet, Inc. on the last trading day preceding the date of approval by the Compensation Committee of annual grants of equity awards to employees of the Company in February of 2024, subject to the terms and conditions of the LTIP and any award agreement as approved by the Compensation Committee for such annual grants.

(c) Signing Bonus. Executive eligible to receive a cash bonus of $500,000 payable within 30 days of the Effective Date, subject to Executive remaining employed by the Company and in good standing on such payment date; provided, however, in the event that the Executive voluntarily terminates his employment without Good Reason prior to the one year anniversary of the Effective Date, the Executive shall repay such amount to the Company.

4. Vacation. Effective January 1, 2024, the Executive will be entitled to twenty-five (25) days of vacation each fiscal year subject to the terms of the applicable policy of the Company.

5. Benefits.

(a) Other Benefit Plans and Programs. In addition to the Base Salary and other compensation provided for in Section 3 above, the Executive shall be eligible to participate in such health and welfare benefit plans (including Executive’s eligible dependents) and any qualified and/or non-qualified retirement plans of the Company as may be in effect from time to time; provided, however, that participation shall be subject to all of the terms and conditions of such plans, including, without limitation, all waiting periods, eligibility requirements, vesting, contributions, exclusions and other similar conditions or limitations. Any and all benefits under any such plans shall also be payable, if applicable, in accordance with the underlying terms and conditions of such plan document. Executive’s participation in the foregoing plans and any perquisite programs will be on terms no less favorable than afforded to executives at the Executive’s level, as in effect from time to time. The Company, however, shall have the right in its sole discretion to modify, amend or terminate such benefit plans and/or perquisite programs at any time except as otherwise provided pursuant to the terms of such plans or programs. The Company will reimburse the Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies and procedures in effect from time to time.

6. Termination.

(a) Events of Termination. The Executive’s employment with the Company and the Agreement Term will end on the earliest to occur of (i) the Executive’s death or Permanent Disability, (ii) the Executive’s resignation at any time with or without Good Reason, or (iii) termination by the Company at any time with or without Cause. Except as otherwise provided herein, any termination of the Executive’s employment by the Company or by the Executive will be effective as specified in a written notice from the terminating Party to the other Party; provided, however, if the Executive’s employment with the Company is terminated during the Agreement Term by the Company without Cause or by the Executive without Good Reason, the terminating Party must give the other Party at least thirty (30) days prior written notice.

(b) Termination Due to Death or Permanent Disability. If the Executive’s employment is terminated pursuant to Section 6(a)(i) above, then, through the Executive’s Termination Date, the Executive or his estate will be entitled to the Accrued Benefits, any earned but unpaid AIP Grant for a completed calendar year pursuant to Section 3(b) and a payment equal to the Pro-Rata Bonus (as defined below) paid on the sixty-day anniversary of the Termination Date.

(c) Termination by the Company With Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company with Cause or if the Executive resigns without Good Reason, then, through the Executive’s Termination Date, the Executive will be entitled to receive the Accrued Benefits.

(d) Termination by the Company Without Cause or by the Executive With Good Reason. If:

(i) the Executive’s employment with the Company is terminated during the Agreement Term (A) by the Company without Cause, or (B) by the Executive with Good Reason; and

(ii) the Executive executes a Release in substantially the form attached hereto as Exhibit A and such Release is not timely revoked by Executive and becomes legally effective, as provided in Section 6(e); and

(iii) the Executive continues to comply with the terms of this Agreement and the Release, then the Executive will be entitled to receive the following:

(A)	Accrued Benefits. The Accrued Benefits and any earned but unpaid AIP Grant for a completed calendar year pursuant to Section 3(b);

(B)	Severance Pay. Payment of an amount equal to two (2) multiplied by the sum of Executive’s Base Salary (at the rate then in effect) plus an amount equal to the average of the amounts paid for the AIP Grants in relation to the two years prior to the year in which the Termination Date occurs, which shall be payable in equal installments on the Company’s regular payroll dates over a period of twenty-four (24) months following the Termination Date, subject to Section 6(e);

(C)	Pro-Rata Bonus for Year of Termination. Payment of an amount no later than the sixty-day anniversary of the Termination Date equal to the average of the amounts paid for the AIP Grants in relation to the two years prior to the year in which the Termination Date occurs multiplied by a fraction, the numerator of which shall equal the number of days during such calendar year prior to the Termination Date and the denominator of which shall equal three hundred and sixty-five (365) (such amount the “Pro-Rata Bonus”); and

(D)	Health Care Continuation. A lump sum cash payment equal to the “applicable percentage” of the monthly COBRA premium cost applicable to Executive if Executive (or his dependents) were to elect COBRA coverage in connection with such termination multiplied by eighteen (18) months, with such amount to be paid no later than the sixty-day anniversary of such Termination Date; for purposes hereof, the “applicable percentage” shall be the percentage of Executive’s health care premium costs covered by the Company as of the Termination Date.

(e) Release Requirements. Notwithstanding the foregoing, the Executive shall not be entitled to receive any of the payments or benefits described in Section 6(d) (other than the Accrued Benefits) unless, not later than sixty (60) days after the Termination Date, the Executive has executed the Release, and the period during which the Release may be revoked has expired without the Executive having revoked the Release; provided, however that if the Executive dies or incurs a Permanent Disability (such that the Executive is unable to legally execute an enforceable Release) following termination by the Company without Cause or by the Executive with Good Reason but prior to the date that such Release becomes effective, the Executive or the Executive’s estate shall remain eligible to receive such payments without the Release becoming effective. None of the payments or benefits described in Section 6(d) (other than the Accrued Benefits) shall be paid until the Release has been signed and become effective (other than in the event of death or Permanent Disability as provided in the previous sentence), and any payments, which would otherwise be payable during such sixty-day period prior to the date the Release becomes effective, shall be accumulated and paid to on the first payroll date following the date the Release becomes effective without interest, or, if such sixty-day period begins in one calendar year and ends in a second calendar year, the first payroll date during the second calendar year following the date the Release becomes effective, as described above.

(f) No Offset or Mitigation. Except for such monies due and owing the Company, if Executive’s employment with the Company is terminated for any reason, the Company will have no right of offset, nor will Executive be under any duty or obligation to seek or accept alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by the Company to Executive.

(g) No Other Benefits. Except as set forth in this Section 6, the Executive will not be entitled to any other Base Salary, severance, compensation or benefits from the Company following a termination of employment, other than those previously earned under any of the Company’s retirement plans or expressly required under applicable law. For the avoidance of doubt, Executive’s rights upon termination of employment under any outstanding LTIP grants will be determined exclusively by the terms of the LTIP and any award agreements.

7. Confidential Information.

(a) The Executive recognizes and acknowledges that the continued success of the Company and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information and that the Executive will have access to the entire universe of the Company’s Confidential Information (as defined below in Section 7(b)), as well as certain confidential information of other Persons with which the Company and its Affiliates do business, and that such information constitutes valuable, special and unique property of the Company, its Affiliates and such other Persons.

(b) Confidential Information. For purposes of this Agreement, the Company’s “Confidential Information” shall include the Company and its Affiliates’ trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which: (i) is generated, collected by or utilized in the operations of the Company or its Affiliates’ business and relates to the actual or anticipated business, research or development of the Company, its Affiliates or the Company and its Affiliates’ actual or prospective Customers; or (ii) is suggested by or results from any task assigned to the Executive by the Company or its Affiliates, or work performed by the Executive for or on behalf of the Company or its Affiliates. Confidential Information shall not be considered generally known to the public if the Executive or others improperly reveal such information to the public without the Company or its Affiliates’ express written consent and/or in violation of an obligation of confidentiality owed to the Company or its Affiliates. Confidential Information includes, without limitation, the information, observations and data obtained by the Executive while employed by the Company concerning the business or affairs of the Company or its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company or its Affiliates’ business or industry, the identities of and other information (such as databases) relating to the current, former or prospective employees, suppliers and Customers of the Company or its Affiliates, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.

(c) The Executive agrees to use the Company’s Confidential Information only as necessary and only in connection with the performance of Executive’s duties hereunder. The Executive shall not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company or its Affiliates, or directly or indirectly, disclose outside of the Company or outside of the Affiliates, any of the Company’s Confidential Information, as long as such matters remain Confidential Information. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations the Executive may have by law with respect to the Company’s Confidential Information, including any obligations the Executive may owe under any applicable trade secrets statutes or similar state or federal statutes. This Agreement shall not prevent the Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit the Executive from divulging the Company’s Confidential Information by order of court or agency of competent jurisdiction. However, the Executive shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company or its relevant Affiliates have been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

(d) The Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company or its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Agreement Term and thereafter, and without in any way limiting the foregoing provisions of this Section 7, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company and its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use Third Party Information unless expressly authorized by such third party or by the CEO.

(e) During the Agreement Term and thereafter, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other person or entity to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or such other person or entity. The Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to the Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or other person or entity.

(f) Nothing in this Section 7 prohibits the Executive from reporting possible violations of applicable law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

8. Return of the Company Property. The Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Executive concerning any information relating to the business of the Company or its Affiliates, whether confidential or not, are the property of the Company and its Affiliates. The Executive will immediately deliver to the Company at the termination or expiration of the Agreement Term, or, if later, at the termination of employment, or at any other time the CEO may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or its Affiliates which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product or the business of the Company or its Affiliates, which Executive may then possess or have under Executive’s control. The Executive will take any and all actions reasonably deemed necessary or appropriate by the Company or its Affiliates from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information. The Executive will notify the Company and the appropriate Affiliates promptly and in writing of any circumstances of which the Executive has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.

9. Intellectual Property Rights. The Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all resulting patent applications, issued patents, copyrights, copyright applications and registrations, and trademark applications and registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company or Affiliates’ actual or anticipated Business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company or an Affiliate (collectively, the “Work Product”) belong to the Company. The Executive further acknowledges and agrees that to the extent relevant, this Agreement constitutes a “work for hire agreement” under the Copyright Act, and that any copyrightable work (“Creation”) constitutes a “work made for hire” under the Copyright Act such that the Company is the copyright owner of the Creation. To the extent that any portion of the Creation is held not to be a “work made for hire” under the Copyright Act, the Executive hereby irrevocably assigns to the Company all right, title and interest in such Creation. All other rights to any new Work Product and all rights to any existing Work Product are also hereby irrevocably conveyed, assigned and transferred to the Company pursuant to this Agreement. The Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Agreement Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

10. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that in the course of Executive’s employment with the Company, Executive has, and will continue to, become familiar with the Company’s Confidential Information, methods of doing business, business plans and other valuable proprietary information concerning the Company, its Affiliates, and their Customers and suppliers and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that, during the period of his employment and continuing for twenty-four (24) months thereafter, regardless of the reason for the termination of Executive’s employment (the “Restricted Period”), the Executive will not, directly or indirectly, anywhere in the Restricted Area:

(i) own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by, any entity which is in competition with the Business of the Company or its Affiliates in which the Executive would hold a position with responsibilities that are entirely or substantially similar to any position the Executive held during the last twelve (12) months of the Executive’s employment with the Company or in which the Executive would have responsibility for and access to confidential information that is similar to or relevant to that which the Executive had access to during the last twelve (12) months of the Executive’s employment with the Company; or

(ii) provide services to any person or entity that engages in any business that is similar to, or competitive with the Company or its Affiliates’ Business if doing so would require the Executive to use or disclose the Company’s Confidential Information.

A business or entity shall be considered “in competition” with the Company or its Affiliates if it engages in the Business, as defined in this Agreement, in which the Company or any of its affiliates engages.

Nothing herein will prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(b) During the Restricted Period, the Executive will not, directly or indirectly, in any manner: (i) hire or engage, or recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any Person who is or was an employee of or individual consultant who provided services (directly or indirectly) to the Company or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive’s employment, (ii) induce or attempt to induce any person who is or was an employee of, or individual consultant who provided services (directly or indirectly) to, the Company or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive’s employment, to leave the employ of the Company or the relevant Affiliates, or in any way interfere with the relationship between the Company, its Affiliates and any of their employees or individual consultants, (iii) employ or retain or enter into any business relationship with any person who was an employee of or individual consultant who provided services (directly or indirectly) to the Company or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive’s employment, or (iv) recommend the hiring of, or provide a reference for any person who was an employee of or individual consultant who provided services (directly or indirectly) to the Company or its Affiliates (provided, however that the Executive may hire former employees and consultants to the Company and its Affiliates after such former employees or consultants have ceased to be employed or otherwise engaged by the Company or its Affiliates for a period of at least twelve (12) months).

(c) During the Restricted Period, the Executive will not, directly or indirectly: (i) call on, solicit or service any Customer with the intent of selling or attempting to sell any service or product similar to, or competitive with, the services or products sold by the Company or its Affiliates as of the date of the termination of Executive’s employment, or (ii) in any way interfere with the relationship between the Company, its Affiliates and any Customer, supplier, licensee or other business relation (or any prospective Customer, supplier, licensee or other business relationship) of the Company or its Affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, its Affiliates or any of their operations, officers, directors or investors). This non-solicitation provision applies to those Customers, suppliers, licensees or other business relationships of the Company with whom the Executive: (1) has had contact or has solicited at any time in the twelve (12) month period of time preceding the termination of the Executive’s employment; (2) has supervised the services of any of the Company’s or Affiliates’ employees who have had any contact with or have solicited at any time during the twelve (12) month period of time preceding the termination of Executive’s employment; or (3) has had access to any Confidential Information about such Customers, suppliers, licensees or other business relationships at any time during the twelve (12) month period of time preceding the termination of Executive’s employment.

(d) The Executive acknowledges and agrees that the restrictions contained in this Section 10 with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Affiliates. In particular, the Executive agrees and acknowledges that the Company is currently engaging in Business and actively marketing its services and products throughout the Restricted Area, that Executive’s duties and responsibilities for the Company and/or its Affiliates are co-extensive with the entire scope of the Company’s Business, that the Company has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, Customer lists, long term Customer relationships and trade secrets and that such methods, technology, Customer lists, Customer relationships and trade secrets have significant value. However, if, at the time of enforcement of this Section 10, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company and its Affiliates, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 7, 8, 9 and 10, which Sections will be enforceable notwithstanding the existence of any breach by the Company. Notwithstanding the foregoing, the Executive will not be prohibited from pursuing such claims or causes of action against the Company (including, but not limited to, a declaratory judgment). The Executive consents to the Company notifying any future employer of the Executive of the Executive’s obligations under Sections 7, 8, 9 and 10 of this Agreement.

11. Survival. Any provision which by its nature is intended to survive and continue in full force in accordance with its terms shall continue notwithstanding the termination of the Agreement Term.

12. Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

Josh Warren
At such home address which is currently on record with the Company

Notices to the Company:

Envestnet, Inc.
Attn: Chief Legal Officer, General Counsel
1000 Chesterbrook Blvd #250.
Berwyn, PA 19312

with copies to (which will not constitute notice to the Company):

Ryan Liebl, Esq.
Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606-4637

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

15. No Conflicts; Other Agreements. Executive represents and warrants that he/she has no other agreements or relationships with or commitments to any other person or entity that conflict with Executive’s relationship with the Company or under this Agreement, and that Executive’s relationship with the Company and Executive’s performance of the terms of this Agreement will not require Executive to violate any obligation to or confidence with Executive’s prior employer or another party. Executive represents and warrants that he/she is not bound by and has not entered into any other agreements or relationships with or commitments to any other person or entity regarding proprietary information or inventions.

16. Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the Parties hereto, and no rule of strict construction will be applied against any Person.

18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns. The Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may not assign its rights and obligations hereunder, without the consent of, or notice to, the Executive, with the sole exception being a sale to any Person that acquires all or substantially all of the Company whether stock or assets, in which case such consent of the Executive is not necessary.

19. Choice of Law; Exclusive Venue. THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS. SUBJECT TO SECTION 20 OF THIS AGREEMENT, THE PARTIES AGREE THAT ALL LITIGATION ARISING OUT OF OR RELATING TO SECTIONS 7, 8, 9 OR 10 OF THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN ILLINOIS (COLLECTIVELY THE “DESIGNATED COURTS”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

20. Dispute Resolution. Notwithstanding anything to the contrary, any and all other disputes, controversies or questions arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive’s employment with the Company or termination thereof, other than those disputes relating to Sections 7 (Confidential Information), 8 (Return of the Company Property), 9 (Intellectual Property Rights) and 10 (Non-Compete, Non-Solicitation) of this Agreement, shall be referred for binding arbitration in Chicago, Illinois to a neutral arbitrator (who is licensed to practice law in any State within the United States of America) selected by the Executive and the Company and this shall be the exclusive and sole means for resolving such dispute. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 20 does not apply to any action by the Company to enforce Sections 7, 8, 9 and 10 of this Agreement and does not in any way restrict the Company’s rights under Section 18 of this Agreement.

21. Mutual Waiver of Jury Trial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

22. Section 280G.

(a) In the event that the total amount of payments to be received by the Executive, pursuant to this Agreement or otherwise, that are contingent upon a change in ownership or control (within the meaning of Section 280G of the Code) would, but for this Section 22(a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of payments to be received by the Executive pursuant to this Agreement shall be reduced to the maximum amount that will cause the total amounts of the payments not to be subject to the Excise Tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the Executive would otherwise be entitled to retain without such reduction after the payment of all applicable taxes, including the Excise Tax.

(b) The accounting firm engaged by the Company for general audit purposes shall perform any calculations necessary in connection with this Section 22.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations under this Section 22 shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a payment contingent on a change in control is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to such payments, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such payments.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon Executive and the Company. If a reduction in payments or benefits constituting “parachute payments” is required by Section 22(a), the reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the payment occurs and to the extent that such election does not violate Code Section 409A): reduction of cash payments (in reverse order of the date on which such cash payments would otherwise be made with the cash payments that would otherwise be made last being reduced first); cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of Executive’s stock awards unless Executive elects in writing a different order for cancellation.

23. Indemnification. In addition to any rights to indemnification to which the Executive is entitled under the Company’s charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Executive at all times, during and after the Agreement Term, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any Affiliate of the Company of the Executive as an officer, director or employee of the Company or any Affiliate of the Company. The Company shall use best efforts to purchase and maintain, at its own expense, during the Agreement Term and thereafter insurance coverage sufficient in the reasonable determination of the Board to satisfy any indemnification obligation of the Company arising under this Section 23.

24. Nondisparagement. Both during the Agreement Term and thereafter, the Executive shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company or any of its Affiliates, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Company, or any of its Affiliates, or any of its or their respective officers or directors, and the Company shall not, and shall not permit any of the members of the Board or senior executives to, make or publish any statements or comments that disparage or injure the reputation or goodwill of the Executive, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Executive. Nothing herein shall prevent the Executive, the Company, or any members of the Board or senior executives, from providing any information that may be compelled by law.

25. Assistance in Proceedings. During the Agreement Term and thereafter, the Executive will cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event the Company requires the Executive’s cooperation in accordance with this Section 25, the Company will pay the Executive a reasonable per diem as determined by the CEO and reimburse the Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

26. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive or pursuant to Section 13, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

27. Section 409A of the Code.

(a) General. The payments due under this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments of “nonqualified deferred compensation” provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent Section 409A applies, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under this Agreement by reason of a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b) Specified Employees. Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six (6)-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six (6)-month period shall be paid in a lump sum on the Specified Employee Payment Date, without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies during the six (6)-month period, any delayed payments shall be paid to Executive’s estate in a lump sum upon Executive’s death.

(c) Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

28. Clawback. The Executive hereby agrees and acknowledges that the Envestnet, Inc. Clawback Policy, as amended from time to time, or, to the extent required by applicable law, any other similar policy as may be adopted by Envestnet or the Company covering executives at Executive’s level, shall control over any inconsistent provision of the Agreement and shall be binding on the Executive, and in no event shall the enforcement of such policy constitute Good Reason. The Envestnet, Inc. Clawback Policy is attached hereto as Exhibit B.

29. Ownership Guidelines. The Executive hereby agrees and acknowledges that the Stock Ownership Guidelines adopted by the Board from time to time shall be binding on the Executive.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date below.

ENVESTNET INC.

/s/ Bill Crager
By:	William Crager

Title:	Chief Executive Officer

ENVESTNET FINANCIAL TECHNOLOGIES, INC.

/s/ Bill Crager
By:	William Crager

Title:	Chief Executive Officer

EXECUTIVE

/s/ Josh Warren
Josh Warren

Date: 09/23/2023

APPENDIX I

DEFINITIONS

“Accrued Benefits” means (a) Base Salary earned through the Termination Date; (b) a payment representing the Executive’s accrued but unused vacation; and (c) anything in this Agreement to the contrary notwithstanding, (i) the payment of any vested, but not forfeited, benefits as of the Termination Date under the Company’s employee benefit plans payable in accordance with the terms of such plans and (ii) the availability of such benefit continuation and conversion rights to which Executive is entitled in accordance with the terms of such plans.

“Affiliates” means any company, directly or indirectly, controlled by, controlling or under common control with the Company, including, but not limited to, the Company’s subsidiary entities, parent, partners, joint ventures, and predecessors, as well as its successors and assigns.

“Board” means the Board of Directors of Envestnet.

“Business” means (a) the provision of investment advisory, integrated portfolio, practice management and reporting solutions and services to financial advisors and institutions; and (b) any other business directly engaged in by the Company and its Affiliates during period of the Executive’s employment with the Company.

“Cause” means (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (ii) willful failure to perform duties as reasonably directed, (iii) the Executive’s gross negligence or willful misconduct with respect to the performance of the Executive’s duties hereunder, (iv) obtaining any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, or (v) any other material breach of this Agreement or any other agreement between the Executive and the Company. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have two (2) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

“CEO” means the Chief Executive Officer of Envestnet.

“Change in Control” means such term as defined in the Envestnet, Inc. 2010 Long-Term Incentive Plan, or such other LTIP as may be in effect from time to time.

“Change in Control Period” means the period commencing six (6) months prior to the date of a Change in Control ending on the twenty-four (24) months after the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Copyright Act” means the United States Copyright Act of 1976, as amended.

“Customer” means any Person:

(a) who purchased products or services from the Company or any of its Affiliates during the twelve (12) month period prior to the Executive’s Termination Date; or

(b) to whom the Company or any of its Affiliates solicited the sale of its products or services during the twelve (12) month period prior to the Executive’s Termination Date.

“Good Reason” means, without the Executive’s consent, (i) material diminution in title, duties, responsibilities or authority of the Executive; (ii) change in Executive’s reporting relationships to someone other than the CEO; (iii) reduction of Base Salary or employee benefits except for across-the-board changes for executives at the Executive’s level; (iv) a relocation of the Executive’s principal place of employment by more than fifty (50) miles, or (v) material breach of the Agreement by the Company or any other agreement between the Company and the Executive; provided, however, that Executive’s voluntary termination shall be considered Good Reason only if (a) Executive provides notice to the Company of the act or omission constituting Good Reason within ninety (90) days of the occurrence of such act or omission; (b) after receiving such notice, the Company fails to remedy such act or omission within thirty (30) days of such notice; and (c) Executive resigns within thirty (30) days after the end of such cure period.

“Permanent Disability” means mental, physical or other illness, disease or injury, which has prevented the Executive from substantially performing Executive’s duties hereunder for the greater of: (a) the eligibility waiting period under the Company’s long term disability Plan, if any, (b) an aggregate of six (6) months in any twelve (12) month period, or (c) a period of three (3) consecutive months.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Release” means the customary waiver and release agreement generally used by the Company for executives, as amended from time to time.

“Restricted Area” means (a) throughout the world, but if such area is determined by judicial action to be too broad, then it means (b) within North America, but if such area is determined by judicial action to be too broad, then it means (c) within the continental United States, but if such area is determined by judicial action to be too broad, then it means (d) within any state in which the Company and its Affiliates is engaged in Business.

“Termination Date” means the last day of Executive’s employment with the Company.

Exhibit A

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is being entered into by Envestnet Financial Technologies, Inc. (“Envestnet”) and ____________ (“Employee”) (together, the “Parties”).

WHEREAS, Employee and Envestnet are party to an employment agreement, dated _________________, 20___ (the “Employment Agreement”);

WHEREAS, Employee’s employment with Envestnet is being terminated;

WHEREAS, Envestnet wishes to provide Employee with certain benefits in exchange for a general release of claims; and

WHEREAS, the Parties wish to resolve all matters related to Employee’s employment with and resignation from Envestnet in an amicable manner.

THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:

1. TERMINATION DATE.

1.1. Employee’s termination from employment with Envestnet is effective __________ (“Termination Date”).

2. VALUABLE CONSIDERATION.

2.1. [Benefits to be provided to be specified here.]1

2.2. Employee acknowledges that the benefits described above are over and above anything owed to him/her by law, contract or under the policies of Envestnet, and that they are being provided to Employee expressly in exchange for his/her entering into this Agreement. Except as specified in this Section 2, or otherwise expressly provided in or pursuant to the Agreement, Employee shall be entitled to no compensation, benefits or other payments or distributions, and references in the release of claims below against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its affiliates. All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement.

1	Note: Benefits to be specified include all benefits owed Employee under the headings “Compensation and Benefits” that remain owed to the Employee based on services performed prior to the date of termination and “Termination” in the Employment Agreement to the extent that the reason for the termination triggers the Employee’s right to payment and/or vesting. This will include a specific reference to payments made pursuant to Section 6(d) of the Employment Agreement as well as a reference to any other payments owed to Employee at the time of termination (e.g., vesting of equity awards).

3. RELEASE, WAIVER AND COVENANTS NOT TO SUE.

3.1. In consideration of the payments to be made by Envestnet to the Employee in Section 2 above, the Employee, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges Envestnet, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "the Company Released Parties") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever (“Claims”), that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.  Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; any state civil rights or antidiscrimination law; any state or local wage and hour law; any whistleblower law; any public policy, contract, tort, or common law; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with Envestnet or the Termination of his employment with Envestnet, including any claims arising out of the Employment Agreement (other than enforcement of the severance obligations thereunder) and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these included matters. However, this release excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law. The Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any Claims which are unknown to the releasing or discharging part at the time of execution of the release and discharge.  The Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from enforcing Employee’s rights to (i) Employee’s non-forfeitable accrued benefits (within the meaning of Section 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by Envestnet; (ii) receive continuation coverage pursuant to COBRA; (iii) indemnification under Envestnet’s certificate of incorporation, by-laws, Section 24 of the Employment Agreement, and/or any indemnification agreement entered into between Employee and any Company Released Party; (iv) Employee’s Accrued Benefits (as defined in the Employment Agreement); (v) the single lump sum payment due pursuant to Section 6(d)(B) of the Employment Agreement; (vi) other benefits or other rights under plans or grants contemplated as earned, surviving or continuing by Section 6(g) of the Employment Agreement; (vii) the enforcement of Section 24 of the Employment Agreement; or (viii) the enforcement of this Agreement. Also, Employee does not release any Claims against any Company Released Party that may arise after this Agreement becomes effective.

3.2. Employee also agrees not to file any lawsuit based on claims s/he has released in this Agreement, although s/he may participate in an investigation or proceeding conducted by an administrative agency provided s/he agrees to waive his/her right to any monetary recovery.

3.3. This agreement not to file a lawsuit does not apply to any claims that arise based on events that take place after the date on which Employee signs this Agreement or to any lawsuit Employee may file to enforce this Agreement.

4. CONFIDENTIALITY.

4.1. Employee agrees not to disclose the existence or terms of this Agreement to any third party without the prior written consent of Envestnet, except that s/he may discuss the terms of this Agreement with his/her attorney and/or tax advisor, and as required by law.

4.2. Nothing in this Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

4.3. Trade Secrets. In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Employee is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5. RESTRICTIVE COVENANTS.

Employee acknowledges that Section 7, Section 8, Section 9, Section 10 and Section 25 of the Employment Agreement survive and are expressly incorporated into this Agreement.

6. KNOWING AND VOLUNTARY RELEASE.

6.1. Employee agrees that s/he has signed this Agreement knowingly and voluntarily and not as a result of threats or coercion.

6.2. Employee acknowledges that s/he received this Agreement by __________ and that s/he has [21] [45] days in which to consider whether to sign this Agreement.

6.3. EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

7. ENTIRE AGREEMENT AND SEVERABILITY.

7.1. The Parties agree that this Agreement sets forth the entire agreement between them and supersedes any other written or oral understanding or contract they may have.

7.2. Employee and Envestnet further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, the remaining portions of this Agreement will not be affected and will be given full force and effect.

8. APPLICABLE LAW.

8.1. This Agreement is governed by the laws of the state of Illinois.

9. EFFECTIVE DATE.

9.1. To accept the terms of this Agreement, Employee must sign this Agreement on or after ____________ and deliver it by email or regular mail to Envestnet, c/o Sharon Rosenthal (1000 Chesterbrook Blvd, Suite 250 Berwyn, PA 19312; sharon.rosenthal@envestnet.com).

9.2. This Agreement becomes effective and binding on the parties seven days after the date on which it is executed by Employee (“Effective Date”).

9.3. Employee may revoke this Agreement during this seven-day period prior to the Effective Date (“Revocation Period”) by delivering a written notice of revocation to Envestnet, c/o Sharon Rosenthal.

9.4. This Agreement will become final and binding on both Parties if written notice of revocation is not delivered on or before the expiration of the Revocation Period.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE	ENVESTNET FINANCIAL TECHNOLOGIES, INC.

By:

Date:	Title:

Date:

Exhibit B

ENVESTNET, INC. CLAWBACK POLICY

The following clawback policy (the “Policy”) of Envestnet, Inc. and its subsidiaries (the “Company”) applies to Covered Awards held by Covered Officers, as provided below.

1. Purpose. The purpose of this Policy is to promote adherence to the highest standards of integrity and professional excellence by requiring, at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”), forfeiture of unsettled Covered Awards and recoupment of previously settled Covered Awards when a Covered Officer:

(a)	Engages in fraud or other intentional misconduct that is materially related to a financial restatement by the Company; or

(b)	Engages in fraud or other intentional misconduct that results in material financial or reputational harm to the Company.

2. Covered Officers. This Policy applies to each individual who is an “officer” of the Company under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), as well as any other Company officer designed by the Committee, subject in each case to signed written acknowledgment by the individual (a “Covered Officer”) in a form similar to that attached as Appendix A. Covered Officers that cease to be employed by the Company for any reason or are no longer “officers” under Section 16 of the Exchange Act will continue to be subject to this Policy with respect to their Covered Awards; provided that the Committee may in its discretion remove an individual’s designation as a Covered Officer.

3. Covered Awards. This Policy applies to all incentive compensation (including cash bonuses and vested and unvested equity awards, including options, restricted stock and restricted stock units, performance stock unit awards and performance stock awards) from the Company that (i) is awarded, earned, vested or settled during or after the fiscal year in which a Clawback Event occurs, or (ii) is either outstanding during, or has a performance period that relates to, the fiscal year in which the Clawback Event occurs (collectively, the “Covered Awards”). Covered Awards do not include other compensation such as base salary or elective deferrals of base salary. This Policy applies to a Covered Award regardless of whether it is granted before or after adoption of this Policy and regardless of whether it is granted before or after an individual becomes a Covered Officer.

4. Clawback Event. A “Clawback Event” occurs when, at any time during his or her employment by the Company (including before becoming a Covered Officer):

(a)	the Covered Officer engages in fraud or other intentional misconduct that is materially related to a restatement of the financial statements of the Company; or

(b)	the Covered Officer engages in fraud or other intentional misconduct that results in significant financial or reputational harm to the Company.

5. Forfeiture and Recoupment. As determined by the Committee pursuant to Section 6, when a Clawback Event occurs with respect to a Covered Officer, the Covered Officer’s unsettled Covered Awards will be subject to forfeiture, and the Covered Officer’s settled Covered Awards will be subject to recoupment.  For Covered Awards settled in cash, the amount subject to recoupment will equal the amount of the cash payment made to the Covered Officer in settlement of such Covered Award.  For Covered Awards settled with shares of the Company or other equity, the amount subject to recoupment will equal the fair market value of the shares or other equity distributed to the Covered Officer in settlement of such Covered Award on the date of such distribution minus any amount paid by the Covered Officer for such shares or other equity.

6. Committee Administration and Discretion.

(a)	The authority to manage the operation and administration of this Policy is vested in the Committee. This authority includes the obligation to determine whether conduct amounts to fraud or intentional misconduct, whether conduct is materially related to a financial restatement, and whether conduct results in material financial or reputational harm. The Committee may retain and rely upon the advice and determinations of legal counsel, accountants and other relevant experts to operate and administer this Policy. Any interpretation of this Policy by the Committee and any decision made by it with respect to the Policy will be final, binding and conclusive on all persons.

(b)	Enforcement of this Policy is subject to the Committee’s discretion. In particular, after taking into account such considerations as it determines to be relevant, the Committee may reduce or eliminate a forfeiture or recoupment that may otherwise apply to a Covered Award, or otherwise enforce or decline to enforce (including through legal action) the provisions of this Policy.

7. Suspension of Outstanding Covered Awards.

(a)	After a determination by the Committee that a Clawback Event may have occurred, the Committee may suspend all Covered Awards the Committee determines may be forfeited under this Policy, in which case and subject to the terms of this Section, Covered Awards subject to the suspension: (i) if unvested, will not vest, and (ii) otherwise will not be distributed or permitted to be exercised or otherwise settled. In the event the term of an option award will expire during a period of suspension, the Covered Officer will be permitted to exercise the option before it expires; however the shares resulting from that exercise will remain suspended and subject to forfeiture under the terms of this Policy.

(b)	Following suspension of a Covered Award under item (a) above, the Committee will determine as promptly as practicable whether the suspended Covered Award is to be forfeited or whether the suspension of the Covered Award is to be ended. For Covered Awards that are ultimately not forfeited, the following provisions will apply upon the Committee’s determination to lift the suspension:

(i) Unvested awards that would not otherwise have vested during the suspension by their original terms will be thereafter subject to vesting under their original terms;

(ii) Unvested awards that otherwise would have vested during the suspension will vest as soon as practicable and otherwise consistent with their original terms;

(iii) Cash awards such as annual bonus withheld during the suspension will be immediately payable, together with interest on the award amount determined at a rate equal to the average rate on 1 year U.S. Treasury notes for the period beginning on the day the award would have otherwise been paid and ending on the last business day before payment is made; and

(iv) In no event will distribution of cash or shares be made to a Covered Officer with respect to a Covered Award if, by reason of termination of employment or otherwise, the Covered Officer would have forfeited the Covered Award if the Covered Award had not been suspended.

8. Repayment Notification. The Committee shall provide written notice of its determination of amounts required to be repaid by the Covered Officer under this Policy, and the Covered Officer will have sixty days (or longer period as determined by the Committee) to repay those amounts to the Company.

9. Tax Matters.

(a)	Notwithstanding any other provision of the Policy to the contrary, distribution with respect to a Covered Award or settlement of a Covered Award will be made no later than the latest date on which such distribution would be required to avoid additional tax by reason of Section 409A of the Internal Revenue Code; provided, however, that if such settlement occurs during a period when such Covered Award remains suspended pursuant to Section 7, then the after-tax proceeds of such distribution or settlement shall be held in escrow until such time as such Covered Award is no longer subject to a suspension or such amounts are determined to have been forfeited by the Committee.

(b)	The amount of Covered Awards recouped from an individual under this Policy will be reduced by the excess, if any, of the amount of any taxes due from the individual with respect to payments (including amounts taxable as a result of the exercise of an option) previously made to him or her, minus the amount of the tax benefits to him or her attributable to the recoupment.

10. General.

(a)	Amendment. This Policy may be amended at any time by the Company’s Board of Directors and any such amendment shall be binding on each Covered Officer; provided that no such amendment may adversely affect the Covered Officer with respect to Covered Awards with a grant date (as determined for financial accounting purposes) that is before the date on which the Board adopts the amendment without the Covered Officer’s consent except for amendments that are required to comply with applicable law, governmental regulations, or stock exchange requirements, including regulations of the U.S. Securities and Exchange Commission and listing standards of the New York Stock Exchange.

(b)	Applicable Law. The Policy will be governed by and construed in accordance with the laws of Illinois without reference to principles of conflict of laws.

(c)	Dispute Resolution. Any controversy or claim arising out of or relating to this Policy (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. The arbitration shall be conducted in accordance with the applicable arbitration rules and procedures of Judicial Arbitration and Mediation Services (“JAMS”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Covered Officer, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by JAMS. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief or as otherwise required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company; provided that nothing in this Policy shall prohibit the Company from making any disclosures regarding any recovery pursuant this Policy as it deems necessary or advisable to comply with applicable securities law or regulations or stock exchange regulations or listing standards.

Appendix A

Acknowledgement

[Date]

[Covered Officer name

Address]

Dear [Covered Officer name]:

Please sign and return to me this letter acknowledging that you have received a copy of the Envestnet, Inc. Clawback Policy and that you agree to its application to you as a Covered Officer. Your receipt of grants of equity or incentive compensation on or after the effective date of the Clawback Policy is conditioned on your agreeing to the terms of the Clawback Policy.

By signing this letter, you agree that the Policy, as it may be amended from time to time, applies to your Covered Awards (as defined in the Policy), regardless of whether it is granted on, before, or after the date on which this Policy was adopted by the Company or the date that you sign this letter.

You also agree and acknowledge that the Covered Awards subject to the Policy are voluntary programs, that you have chosen to accept such Covered Awards understanding that such Covered Awards are subject to forfeiture and recoupment as set forth in the Policy, and that you specifically agree to such forfeiture and recoupment. If you do not wish to accept any future Covered Awards subject to the Policy or to otherwise agree to the terms of the Policy, you must notify in writing [_______] in [Human Resources] within 10 days after receiving notice of a grant of a Covered Award that you are rejecting such Covered Award.

If you have any questions about the Policy, please contact me.

Very truly yours,

[Company representative name]

[Title]

Acknowledged and agreed:

[Covered Officer name]

Date: